Exhibit 99.1

Pixelworks Announces Preliminary First Quarter 2020 Financial Results

Revenue, Non-GAAP Gross Margin and Non-GAAP Operating Expenses In-Line with Guidance

SAN JOSE, Calif., Apr. 07, 2020 - Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of innovative video and display processing solutions, today announced preliminary financial results for the first quarter ended March 31, 2020. Revenue for the first quarter of 2020 is expected to be approximately $13.8 million, which is close to the midpoint of the Company’s original guidance range of $13.0 million to $15.0 million.

Non-GAAP gross profit margin in the first quarter of 2020 is expected to be in the higher range of the original guidance of between 49.0% and 51.0%.

During the quarter, the Company implemented certain cost containment measures in response to the COVID-19 pandemic, resulting in expected non-GAAP operating expenses that are below the guidance range of $10.5 million to $11.5 million.

As of March 31, 2020, the Company had cash, cash equivalents and short-term investments of approximately $20.4 million, which compared to $14.2 million at the end of the fourth quarter of 2019. The sequential change in cash and equivalents primarily reflects a reduction in cash used from operations as well as the drawdown of $5.1 million during the quarter from the Company’s existing $10.0 million line of credit with Silicon Valley Bank.

In addition, the Company’s CEO, Todd DeBonis, has issued a letter to the Shareholders. Please refer to that letter which was filed along with an 8-K.

All results presented in this press release are preliminary and unaudited, and they are subject to adjustment during the standard accounting close process. Pixelworks will report its complete financial results for the first quarter 2020 as part of the Company’s quarterly earnings conference call, which is currently scheduled for April 30, 2020.

About Pixelworks, Inc.
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens - from cinema to smartphone and beyond. The Company has a 20-year history of delivering image processing innovation to leading providers of consumer electronics, professional displays and video streaming services. Pixelworks is headquartered in San Jose, CA. For more information, please visit the company’s web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

Non-GAAP Financial Measures
This press release makes reference to projected non-GAAP gross profit margins and projected non-GAAP operating expenses, which exclude amortization of acquired intangible assets, stock-based compensation expense and restructuring expenses, which are all required under GAAP as well as the tax effect of the non-GAAP adjustments.
Pixelworks management uses these non-GAAP financial measures internally to understand, manage and evaluate the business and establish its operational goals, review its operations on a period to period basis, for compensation evaluations, to measure performance, and for budgeting and resource allocation. Pixelworks management believes it is useful for the Company and investors to review, as applicable, both GAAP information and non-GAAP financial measures to help assess the performance of Pixelworks’ continuing business and to evaluate Pixelworks’ future prospects. These non-GAAP measures provide additional transparency and information for comparison and analysis of operating performance and trends. These non-GAAP measures exclude certain items to facilitate management’s review of the comparability of our core operating results on a period to period basis. Because the Company’s non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis is not available due to high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “begin,” “continue,” “will,” “expect”, “believe,” “anticipate” and similar terms or the negative of such terms, and include, without limitation, statements about the Company’s expected revenue, non-GAAP gross profit margin, non-GAAP operating expense and cash and cash equivalents for the quarter ended March 31, 2020, and the timing for the Company’s earnings release. Such statements are based on management's current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from those contained in forward looking statements due to many factors, including, without limitation: changes as a result of management’s further review of our actual results in the first quarter, changes made as a result of the completion of our financial closing procedures for the first quarter, and changes as a result of risks related to our business in general. More information regarding potential factors that could affect the Company's financial results and could cause actual results to differ materially from those discussed in the forward-looking statements is included from time to time in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2019 as well as subsequent SEC filings.

The forward-looking statements contained in this release are as of the date of this release, and the Company does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
Elias Nader
P: +1-408-200-9271
E: enader@pixelworks.com